                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K
                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 9, 1997


                              RITE AID CORPORATION
               (Exact name of registrant as specified in charter)


DELAWARE                             1-5742                           23-1614034
(State of                  (Commission File Number)                (IRS Employer
incorporation)                                               Identification No.)


                  30 HUNTER LANE, CAMP HILL, PENNSYLVANIA 17011
          (Address of principal executive offices, including zip code)

                                 (717) 761-2633
               Registrant's telephone number, including area code:


                                    NO CHANGE
          (Former name or former address, if changed since last report)

Item 5.     Other Events

            On December 12, 1996, the merger (the "Thrifty PayLess Merger") of Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") with and into Rite Aid Corporation ("Rite Aid") was approved by the stockholders of both Thrifty PayLess and Rite Aid and consummated. As a result of the merger each then-outstanding share of the Class A Common Stock of Thrifty PayLess and the Class B Common Stock of Thrifty PayLess was converted into a right to receive .65 of a share of Rite Aid Common Stock. This Form 8-K is being filed to include the financial statements for Thrifty PayLess for its fiscal year ended September 29, 1996 and updated pro forma information giving effect to the Thrifty PayLess Merger.


Item 7.     Financial statements, pro forma financial information and exhibits

      (a)   Financial statements of businesses acquired

            The audited consolidated financial statements of Thrifty PayLess Holdings, Inc. and Subsidiaries are included in this Form 8-K as follows:

            Independent Auditors' Report

            Consolidated Balance Sheets as of September 29, 1996, and October 1, 1995.

            Consolidated Statements of Operations for the fiscal years ended September 29, 1996, October 1, 1995 and October 2, 1994.

            Consolidated Statements of Shareholders' Equity for the fiscal years ended September 29, 1996, October 1, 1995 and October 2, 1994.

            Consolidated Statements of Cash Flows for the fiscal years ended September 29, 1996, October 1, 1995 and October 2, 1994.

            Notes to Consolidated Financial Statements



      (b)   Pro forma financial information

            The unaudited pro forma condensed consolidated financial data herein includes the following:

            Introduction to pro forma condensed consolidated financial data.

            Unaudited pro forma condensed consolidated balance sheet as of November 30, 1996.

            Unaudited pro forma condensed consolidated statements of operations for the 39 weeks ended November 30, 1996, and the fiscal year ended March 2, 1996.

            Notes to unaudited pro forma condensed consolidated financial data.



      (c)   Exhibits

            Exhibit No.                   Description
            ----------                    --------------------------------------
            23.1                          Consent of KPMG Peat Marwick LLP

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       RITE AID CORPORATION


                                       By:  /s/  Frank M. Bergonzi
                                             Name:   Frank Bergonzi
                                             Title:  Executive Vice President
                                                     and Chief Financial Officer

Date: January 9, 1997

Item 7. (a) Financial statements of businesses acquired


                          Independent Auditors' Report

                             The Board of Directors
                         Thrifty PayLess Holdings, Inc.,



We have audited the accompanying consolidated balance sheets of Thrifty PayLess Holdings, Inc., and subsidiaries as of September 29, 1996 and October 1, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thrifty PayLess Holdings, Inc. and subsidiaries as of September 29, 1996 and October 1, 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended September 29, 1996, in conformity with generally accepted accounting principles.



                                                      KPMG Peat Marwick LLP

Portland, Oregon
December 3, 1996
Except Note 16 which is as of December 23, 1996

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in millions)

                                     ASSETS

                                                       1996        1995
Current assets:
   Cash and cash equivalents......................   $    5.6    $     5.2
   Receivables, net of allowance for doubtful
     accounts of $10.8 in 1996 and $5.9 in 1995...      106.9         82.8
   Inventories....................................    1,160.0      1,160.7
   Prepaid expenses and other current assets......       33.1         42.8
          Total current assets....................    1,305.6      1,291.5
Property, plant and equipment, net................      557.4        581.9
Leasehold interests, net..........................       86.7         94.1
Deferred income taxes.............................       36.3         17.3
Other assets......................................       95.3        114.4

                                                     $2,081.3    $ 2,099.2

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                       1996        1995
Current liabilities:
   Current maturities of long-term debt...........  $    28.1    $    27.1
   Accounts payable...............................      366.9        347.9
   Accrued expenses ..............................      237.6        251.7
   Deferred income taxes..........................      180.9        152.0
          Total current liabilities...............      813.5        778.7
Long-term debt, excluding current maturities......      794.4      1,052.6
Other long-term liabilities.......................       73.8        106.5
          Total liabilities ......................    1,681.7      1,937.8

Commitments and Contingencies

Common shareholders' equity:
   Preferred stock ($1.00 par value; 10,000,000
     shares authorized; shares issued and
     outstanding - none) .........................         --           --
   Class A common stock ($.01 par value;
     22,000,000 shares authorized; 18,000,060
     shares issued and outstanding ...............        0.2          0.2
   Class B common stock ($.01 par value;
     90,000,000 shares authorized; 42,795,005
     and 18,477,005 shares issued and
     outstanding at September 29, 1996 and
     October 1, 1995, respectively)...............        0.4          0.2
   Additional paid-in capital ....................      506.3        199.3
   Treasury stock, at cost (1,196,058 Class A
     shares and 97,200 Class B shares) ...........      (10.3)       (10.3)
   Receivable from sale of common stock ..........       (3.2)        (3.0)
   Accumulated deficit ...........................      (93.8)       (25.0)
     Total shareholders' equity...................      399.6        161.4
                                                    $ 2,081.3   $  2,099.2



          See accompanying Notes to Consolidated Financial Statements.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Dollars in millions)




                                                     1996     1995      1994
Sales............................................ $4,798.9  $4,658.8  $3,163.3
Cost of goods sold, buying and occupancy.........  3,517.5   3,413.0   2,311.1
        Gross Profit.............................  1,281.4   1,245.8     852.2
Costs and expenses:
    Selling and administration...................  1,023.2   1,065.7     746.8
    Depreciation and amortization................     67.8      68.5      29.6
        Operating profit ........................    190.4     111.6      75.8
Non-operating income (expense):
    Interest expense.............................   (116.6)   (138.4)    (66.2)
    Interest income..............................      1.5       1.2       2.5
        Income (loss) from continuing operations
             before income taxes and
             extraordinary loss..................     75.3     (25.6)     12.1
Income tax (expense) benefit.....................    (31.3)      2.8      (5.6)

        Income (loss) from continuing operations
             before extraordinary loss...........     44.0     (22.8)      6.5

Income from discontinued operations, net of
    income tax expense of $3.2 in 1994...........       --        --       5.2

        Income (loss) before extraordinary loss..     44.0     (22.8)     11.7

Extraordinary loss from early extinguishment of
    debt, net of income tax benefit of $19.8 and
    $0.0 in 1996 and 1995, respectively..........   (112.8)    (11.9)       --
        Net income (loss) .......................    (68.8)    (34.7)     11.7
Accretion of preferred stock ....................       --        --      (1.1)

        Net income (loss) on common shares ...... $  (68.8) $  (34.7)  $  10.6

Earnings (loss) per Class A and B common share:
 Continuing operations (net of preferred stock
   accretion) ................................... $    0.95 $   (0.65) $   0.20
 Discontinued operations ........................        --        --      0.20
 Extraordinary loss .............................     (2.43)    (0.34)       --
        Net earnings (loss) per Class A and B
          common share .......................... $   (1.48)$   (0.99) $   0.40

           See accompanying Notes to Consolidated Financial Statements

                 THRIFTY PAYLESS HOLDINGS INC., AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              (Dollars in millions)


                                                                Receivable
                                                                   from                   Total
                                            Additional            Sale of  Accumulated    Common
                                    Common   Paid-in   Treasury   Common     Earnings   Shareholders'
                                    Stock    Capital    Stock     Stock     (Deficit)     Equity
Balance at October 3, 1993 .......   $ 0.2    $ 30.6   $ (1.0)   $ (0.5)    $ (0.9)      $  28.4

  Treasury shares reissued
   (156,000 Class A shares).......      --        --      0.3        --         --           0.3
  Treasury shares acquired
   (685,824 Class A shares) ......      --        --     (8.1)      0.5         --          (7.6)
  Issuance of 17,905,397 shares of
   Class B stock .................     0.2     316.8       --        --         --         317.0
  Redemption of stock warrants ...      --     (10.3)      --        --         --         (10.3)
  Dividends on preferred stock ...      --        --       --        --       (1.1)         (1.1)
  Dividends to pre-Acquisition
   shareholders ..................      --    (143.8)      --        --         --        (143.8)
  Net income......................      --        --       --        --       11.7          11.7
Balance at October 2, 1994........     0.4     193.3     (8.8)       --        9.7         194.6

  Issuance of 571,608 shares of
   Class B stock .................      --       6.0       --      (4.2)        --           1.8
  Repayment on stock sale
   receivable ....................      --        --       --       0.2         --           0.2
  Treasury shares acquired (45,834
   Class A shares and 97,200 Class
   B shares).....................       --        --     (1.5)      1.0         --          (0.5)
  Net loss........................      --        --       --        --      (34.7)        (34.7)
Balance at October 1, 1995........     0.4     199.3    (10.3)     (3.0)     (25.0)        161.4

  Issuance of 24,318,000 shares
   of Class B stock (net of $33.2
   of expenses) ..................     0.2     307.0       --      (0.2)        --         307.0
  Net loss........................      --        --       --        --      (68.8)        (68.8)
Balance at September 29, 1996 ....   $ 0.6    $506.3   $(10.3)   $ (3.2)    $(93.8)      $ 399.6

           See accompanying Notes to Consolidated Financial Statements

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in millions)

                                                          1996          1995           1994
Operating Activities:
     Net income (loss) ...........................     $ (68.8)      $ (34.7)       $   11.7
     Adjustments to reconcile net income (loss) to
          net cash provided by operating
          activities:
          Depreciation and amortization............       67.8          68.5            29.6
          Debt discount and fee amortization.......        6.9           8.1             3.1
          Deferred tax provision ..................       29.7           8.3            17.1
          Interest on Senior Notes paid-in-kind ...       11.9          19.0             7.7
          Gain on sale of assets...................       (7.8)           --              -
          Extraordinary loss.......................      112.8          11.9              -
Changes in operating assets and liabilities:
     Receivables...................................      (19.5)         (4.8)           (4.6)
     Inventories...................................        0.7          51.6           (53.8)
     Prepaid expenses..............................        9.7          (9.7)           (0.4)
     Accounts payable..............................       18.9         (48.3)           50.3
     Accrued expenses..............................      (42.4)        (66.1)            3.1
               Net cash provided by
                     operating activities..........      119.9           3.8            63.8
Investing activities:
     Additions to property, plant and equipment....      (42.7)        (54.3)          (82.3)
     Proceeds from sale of  properties.............       14.6          22.2            19.7
     Decrease (increase) in other assets...........       (9.6)        (12.3)            0.6
     Acquisition of PayLess Drug, net of cash
          acquired.................................         --            --          (555.5)
     Investing activities related to discontinued
          operations...............................         --            --            (7.6)
               Net cash used in investing
                    activities.....................      (37.7)        (44.4)         (625.1)
Financing activities:
     New borrowings................................      669.6         159.9           723.3
     Proceeds from common stock issuance ..........      307.0           0.6            26.7
     Redemption of preferred stock ................         --            --           (20.0)
     Preferred stock dividends ....................         --            --            (2.9)
     Redemption of warrants .......................         --            --           (10.3)
     Dividends to pre-acquisition shareholders ....         --            --           (61.3)
     Treasury stock acquired ......................         --          (0.5)           (7.3)
     Repayment of long-term debt and bank fees ....   (1,058.4)       (118.2)         (185.9)
     Payments on ESOP reimbursement liability......         --            --           (53.1)
     Financing activities related to discontinued
          operations...............................         --            --             9.8
                Net cash provided by (used in)
                 financing activities..............      (81.8)         41.8           419.0

Increase (decrease) in cash and cash equivalents...        0.4           1.2          (142.3)
Cash and cash equivalents, beginning of year.......        5.2           4.0           146.3

Cash and cash equivalents, end of year.............   $    5.6        $  5.2          $  4.0
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
          Interest.................................   $  112.9        $ 130.7         $ 25.8

          Income taxes.............................   $    2.0        $    --         $   --

           See accompanying Notes to Consolidated Financial Statements

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)




(1)     THE COMPANY

     The accompanying consolidated financial statements present the financial position and results of operations of Thrifty PayLess Holdings, Inc. and subsidiaries (the "Company" or "Thrifty PayLess"). The Company was incorporated in Delaware in 1992 and was formed by Green Equity Investors, L.P. ("GEI"), whose general partner is Leonard Green & Associates, L.P. ("LGA"), when the Company acquired Thrifty Corporation and certain of its subsidiaries ("Thrifty") from Pacific Enterprises ("PE") (the "1992 Acquisition"). In April 1994, the Company acquired Pay Less Drug Stores Northwest, Inc. ("PayLess") from Kmart Corporation ("Kmart"), and PayLess was subsequently merged into Thrifty PayLess, Inc. ("TPI"), a wholly owned subsidiary of the Company, in September 1995. The Company is a holding company that, through TPI and Bi-Mart Corporation ("Bi-Mart"), operates Thrifty Drug Stores, PayLess Drug Stores and Bi-Mart membership discount stores. Operations of PayLess are included in the consolidated financial statements since the date of acquisition.
     The Company is the largest drug store chain on the West Coast and one of the largest in the United States. As of September 29, 1996, the Company operated a total of 1,004 Thrifty Drug and PayLess Drug stores and 45 Bi-Mart membership stores. The Company's stores are located throughout the Western United States with 677 in California, 155 in Washington, 113 in Oregon and additional 104 stores in other western states.


(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. TPI, the Company's significant subsidiary, is the operator of Thrifty Drug Stores and PayLess Drug stores. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reflected in prior years' financial statements have been reclassified to conform with the current year presentation.

     (B) FISCAL YEAR. The Company's fiscal year ends on the Sunday closest to September 30. The fiscal year refers to the year in which the period ends (e.g.; fiscal 1996 ended September 29, 1996).

     (C) CASH AND CASH EQUIVALENTS. The Company considers all highly liquid debt investments with an original maturity of three months or less such as certificates of deposit, commercial paper, government paper and money market accounts, to be cash equivalents.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


     (D) INVENTORIES. Inventories consist of merchandise held for resale and are stated at the lower of last-in, first-out (LIFO) cost or market. A summary of inventories follows:

                                                 1996        1995
     Merchandise inventories, at lower of
         FIFO cost or market..............   $ 1,066.7     $1,058.1
     Acquisition step-up costs............       106.8        110.8
     LIFO reserve.........................       (13.5)        (8.2)
     Merchandise inventories, at lower of
         LIFO cost or market..............   $ 1,160.0     $1,160.7

     (E) PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Useful lives for buildings are between 20 and 30 years, and for furniture, fixtures and equipment are between 5 and 20 years. Major renewal and renovations are capitalized. Maintenance and repairs are charged to expense.

     (F) LEASEHOLD INTERESTS. Leasehold interests represent the present value of the excess of current market rents at dates of acquisition over the below market rents of leases acquired. Such costs are amortized on a straight-line basis over the remaining lives of the underlying leases (approximately 15 years). At September 29, 1996 and October 1, 1995, accumulated amortization was $17.1 and $10.2, respectively.

     (G) PRE-OPENING AND CLOSING COSTS. Costs incurred with the opening of a new store are expensed during the first full month of operations. Upon deciding to close a store, the Company expenses the undiscounted future net lease obligation, non-recoverable investment in fixed assets and other expenses directly related to discontinuance of store operations.

      (H) GOODWILL. Goodwill is amortized on a straight-line basis over 15 years. Amortization expense was $3.1, $3.0 and $1.3 for fiscal 1996, 1995 and 1994, respectively. The Company reviews the realizability of its intangible assets, including goodwill, annually, based upon expectations of nondiscounted cash flows and operating income. As of September 29, 1996, management believes that there are no materially impaired intangible assets.

      (I) INSURANCE. The Company is primarily self insured for workers' compensation and public liability expenses. Self insurance liabilities are based on claims filed and estimates for claims incurred but not reported.
These liabilities are not discounted.

     (J) ADVERTISING. Net advertising costs are expensed when incurred and were $41.0, $72.5, and $42.7 for fiscal 1996, 1995, and 1994, respectively.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


      (K) INCOME TAXES. Deferred income taxes are provided at the current statutory rates on the difference between financial statement and tax basis of assets and liabilities and are classified in the consolidated balance sheet as current or long-term consistent with the classification of the related asset or liability giving rise to the deferred income taxes.

      (L) ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (M) NET EARNINGS (LOSS) PER COMMON SHARE. Net earnings (loss) per share is computed using the weighted average number of shares and common stock equivalents (if dilutive) outstanding. Class A and B shareholders share Company earnings on a pro-rata basis. Weighted average shares outstanding for Class A and Class B were 46,417,191, 35,221,411 and 26,689,767 for fiscal 1996, 1995 and
1994, respectively.

(3)     THE RECAPITALIZATION

     In April 1996, the Company consummated an initial public offering of its common stock, the repurchase and redemption of certain debt obligations and the procurement of a new bank facility (the "Recapitalization"). The objectives of the Recapitalization were to reduce indebtedness and interest expense, improve operating and financial flexibility and increase shareholders' equity. The Recapitalization included the following components: (i) the offering of 24.3 million of the Company's Class B common stock with net proceeds to the Company of $307.0; (ii) the redemptions, with proceeds of the offering, of $105.0 in outstanding principal amount of TPI's 12 1/4% Senior Subordinated Notes due 2004 and $175.5 in outstanding principal amount of the Company's 11 5/8% Senior Notes due 2006 (the "PIK Notes"); (iii) the repurchase, with proceeds of the offering, of $12.8 million of the remaining outstanding principal amount of the PIK Notes that were not redeemable; (iv) the repurchase, with borrowings under the new bank facility (the "New Bank Facility") of $249.7 in outstanding principal amount of TPI's 11 3/4% Senior Notes due 2003; and, (v) the procurement of the $1 billion New Bank Facility which (a) refinanced the Company's existing indebtedness under its Credit Agreement ("Old Bank Facility"), dated April 20, 1994, as amended, (b) provided financing used to repurchase the 11 3/4% Senior Notes and, (c) provided for a lower interest rate on the Company's indebtedness. Under the Old Bank Facility, interest rates were at LIBOR plus a spread ranging between 2.625% and 3.375% with respect to various tranches. The New Bank Facility interest rate is LIBOR plus 1.50%, subject to reduction upon achieving certain performance measures. As a result of the Recapitalization, the Company incurred an extraordinary charge in fiscal 1996 of $112.8 (net of a $19.8 tax benefit) to write-off deferred financing fees, original issue discounts, consent fees, premiums, and other expenses.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


(4)     PURCHASE OF PAYLESS ("THE ACQUISITION")

     On April 20, 1994, the Company acquired PayLess from Kmart for approximately $983.8. Shortly after the purchase, the Company repaid $46.6 of PayLess' long-term debt which is reflected as part of the purchase price. Consideration for the purchase consisted of; (1) cash of $572.6 (including expenses of $30.5); (2) senior notes of $100.0 (valued at $76.2); (3) $50.0 senior subordinated notes (valued at $44.7); (4) $5.3 in Class C common stock and (5) 15,913,362 shares of Class B common stock (valued at $285.0 and representing 48.3% of the Company's outstanding voting common stock). The Acquisition has been accounted for using the purchase method of accounting; wherein, $58.9 in goodwill was recognized after recording $103.6 in leasehold interests. The operations of PayLess are included in the Consolidated Statement of Operations as of the date acquired.

     To finance, in part, the Acquisition and related transactions, the Company and TPI raised $800.0 through bank debt and the sale of publicly traded debt securities of TPI and Class C common stock of the Company. Effective with the Recapitalization described in Note 3, all Class C common shares converted to Class B common shares on a basis of 20 shares of Class C converting to 6 shares of Class B.


(5)     DISCONTINUED OPERATIONS

     Concurrent with the Acquisition, the Company distributed the stock of its sporting goods retail companies Gart Sporting Company (Gart) and MC Sports Company (MC), to its shareholders. The results from operations for these discontinued businesses, which are classified separately as discontinued operations in the accompanying Consolidated Statements of Operations, are summarized as follows:

                                         Fiscal Year Ended
                                          October 2, 1994
    Sales                                    $ 183.4

    Income before income tax expense         $   8.4
    Income tax expense                          (3.2)

    Income from discontinued operations      $   5.2

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)



(6)     ACQUISITION RESERVE

     Upon the consummation of the Acquisition and the 1992 Acquisition, the Company had plans to close specific overlapping and unprofitable stores. Accordingly, the Company accrued, as part of the acquisitions, the estimated future cash payments, primarily future lease payments and costs and expenses associated with subleasing or terminating such leases. At September 29, 1996, minimum annual lease payments for the closed stores was $12.6. Remaining terms of the leases related to these closed stores range up to 20 years. As of September 29, 1996, and October 1, 1995, the acquisition reserve for these future costs was $42.0 and $68.0, respectively. Additionally, amounts charged to this reserve in fiscal 1996 and 1995, were $26.0 and $27.3, respectively.

(7)     PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consists of the following:

                                                1996         1995
Land.....................................     $ 100.1      $ 104.3
Buildings................................       349.0        339.8
Furniture, fixtures and equipment........       235.2        214.1
                                                684.3        658.2
Less accumulated depreciation ...........       126.9         76.3

     Property, plant and equipment, net..     $ 557.4      $ 581.9

     In the 1992 Acquisition, the excess of estimated market value of the net assets acquired over the purchase price was greater than the noncurrent assets acquired. Accordingly, the noncurrent assets, including property, plant and equipment, were reduced to zero at September 25, 1992. The aforementioned amounts reflect assets acquired subsequent to the 1992 Acquisition.

(8)     ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                1996        1995
Employee wages and benefits..............     $  83.8     $  67.7
Self Insurance...........................        35.4        39.7
Income and non-income taxes..............        36.0        33.5
Interest.................................        18.2        33.2
Other....................................        64.2        77.6
                                              $ 237.6     $ 251.7

                 THRIFTY PAYLESS HOLDINGS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


(9)     LONG-TERM DEBT

      Long-term debt consists of the following:            1996        1995
 Revolving note payable, under a working capital line
 of credit agreement, bears interest of LIBOR + 1.50%
 or at the average of the three lead banks' prime rate
 + 0.5%.  Final maturity is December 31, 2002. Weighted
 average interest rate at September 29, 1996 was 7.11%.   $355.5     $    --

 Term Loan, secured by substantially all of the
 Company's assets including capital stock of its
 subsidiaries and bears interest of LIBOR + 1.50% or
 at the average of the three lead banks' prime rate
 + 0.5%. Final maturity is December 31, 2002.
 Interest rate at September 29, 1996 was 7.0%..........    249.9          --

 Senior Subordinated Notes, unsecured and bearing an
 effective interest rate of 14.3% due April 15, 2004;
 35% of principal called in April 1996 and remaining
 principal callable subsequent to April 15, 1999.
 Amounts are net of unamortized discount of $18.0 and
 $29.7 in 1996 and 1995, respectively..................    177.0       270.3
 Term Loan Notes payable with tranches A, B and C
 bearing interest at varying rates including the
 average of the three lead banks' prime rate + 1.5% to
 2.25% or the average of LIBOR + 2.625% to 3.375%.
 Prepaid April 1996....................................       --       302.9

 Senior Notes, unsecured and bearing interest at 11.75%
 due April 15, 2003; Redeemed April 1996...............      0.3       250.0

 Senior Notes, unsecured and bearing an effective
 interest rate of 14.3%. Amount is net of unamortized
 discount of $37.1 at October 1, 1995.
 Redeemed April 1996 .................................        --       139.4

 Revolving note payable, under a working capital line
 of credit agreement with interest due at the three
 lead banks' prime rate plus 1.50% or the average of
 LIBOR + 2.625%. Prepaid April 1996....................       --        69.9

 Notes payable, bearing interest at 5.0 - 12.0% are
 in varying installments through April 1, 2010.
 Secured by various owned properties of the Company....     39.8        47.2

       Total notes payable.............................    822.5     1,079.7
       Less current maturities.........................     28.1        27.1
       Long-term debt..................................   $794.4    $1,052.6

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)

(9)     LONG-TERM DEBT (CONTINUED)

     Annual maturities of long-term debt at September 29, 1996, are as follows:

     1997.............................................       $  28.1
     1998.............................................          28.2
     1999.............................................          33.1
     2000.............................................          38.1
     2001.............................................          42.9
     Thereafter.......................................         652.1
                                                             $ 822.5

     As of September 29, 1996, the Company had available a $650.0 revolving line of credit of which $50.0 was available for import letters of credit. As of September 29, 1996, $275.3 was available for working capital requirements, including $30.8 for import letters of credit. In addition, the Company had a $100.0 line of standby letters of credit of which $82.0 was being used as collateral for the Company's master lease facility (see "Commitments and Contingencies") and as deposits with various states for the Company's self insured workers compensation plan. Commitment fees for these standby letters of credit range from 0.20% to 0.375% per year.

     The Term Loan, revolving working capital line of credit agreement, and the Senior Subordinated Note Indentures include various restrictions on TPI including, among other things, (1) the payment of dividends on and redemption of capital stock by the Company, (2) the incurrence of indebtedness by the Company or its subsidiaries or the issuance of preferred stock by the Company's subsidiaries, (3) certain sales of assets and capital stock, (4) the creation of liens, (5) the Company's and its subsidiaries' ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to another person, and (6) transactions with affiliates, including certain fees and payments to affiliates. In addition, the Senior Subordinated Note Indenture prohibits the incurrence of indebtedness that is subordinated to the Senior Subordinated Notes. These restrictions are subject to a number of qualifications or exceptions.

     The Senior Subordinated Notes are general unsecured obligations of TPI. Since bank indebtedness is secured by substantially all of the assets of TPI and its subsidiaries, in the event of a bankruptcy, the banks would have a prior claim on such assets. Further, the Senior Subordinated Notes are effectively subordinated to the indebtedness of the Company's subsidiaries and are on a parity with the Company's trade creditors.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)

     The Company has an interest rate cap agreement which caps the interest rate on $84.0 at between 8.875% and 10.125% for a three year period. As consideration for this agreement, the Company paid $1.2 which is being amortized over the three year period of the agreement. In addition, the Company has an interest rate collar agreement covering $16.0 million of debt with a ceiling rate of 10.375% and a Floor rate of 8.045%.

     In September 1995, the Company merged PayLess into TPI. The merger obligated TPI to prepay $87.6 of a note payable, which was due October 1, 2004, plus pay a prepayment premium. The prepayment of the note payable resulted in an extraordinary after-tax loss of $11.9, having no income tax effect.

(10)     FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The estimated fair value amounts of the Company's financial instruments have been determined by management, using market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. The Company determines fair value of its long-term notes payable based on rates currently available to the Company for debt with similar terms and maturities. The estimated fair value for long-term notes payable as of September 29, 1996 was $863.7 compared to the carrying value of $822.5.

(11)     EMPLOYEE BENEFIT PLANS

     The Company contributed and charged to expense $4.0 , $3.4 and $1.8 in fiscal 1996, 1995 and 1994, respectively, for collective bargained, multi-employer pension plans. These contributions are determined in accordance with provisions of negotiated labor contracts and generally are based on the number of years worked.

     The Company also sponsors various other retirement and savings plans which cover a significant number of employees not covered by multi-employer pension plans. These plans include individual accounts for each participant and specify how contributions to the participant's account are to be determined. Company contributions, which in some cases are discretionary, to these plans are based on a percentage of an employee's contributions or compensation. The cost of these plans was $15.2, $15.4 and $12.1 in fiscal 1996, 1995 and 1994, respectively.
     The Company does not provide post-employment or post-retirement medical benefits to its management and employees.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


(12)    COMMITMENTS AND CONTINGENCIES

     The Company leases certain stores, distribution facilities, vehicles and equipment with terms expiring at various dates from 1996 through 2024. Certain of these leases are covered under a master lease facility. Certain operating leases include contingent rentals based upon a percentage of sales over specific amounts.

     Total rent expense for each fiscal year was:

                                         1996       1995       1994
  Minimum rentals...............        $155.5     $141.1     $102.2
  Contingent rentals............          17.9       15.2       17.0
  Sublease rental income........         (23.2)     (21.6)    ( 10.6)

      Total.....................        $150.2     $134.7     $108.6

     At September 29, 1996, minimum rental commitments for the next five fiscal years and thereafter under noncancelable leases were as follows: 1997 - $136.3; 1998 - $130.0; 1999 - $121.5; 2000 - $111.8; 2001 - $101.2; and thereafter -
$1,426.0. Minimum sublease rental income to be received in the future under operating leases totaled $76.8 at September 29, 1996.

     The Company is a party to several legal proceedings and claims arising in the normal course of business. Although the outcome of such proceedings and claims cannot be determined with certainty, management believes that their final outcome should not have a material adverse effect on the Company's consolidated financial position or results of operations.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)

(13)     INCOME TAXES

     Income tax (expense) benefit related to continuing operations consists of the following:

                                                 1996      1995     1994
Current income taxes:
     Federal taxes..........................   $ (1.4)    $ 12.1   $  9.1
     State and local taxes..................     (0.2)      (1.0)     2.4
                                                 (1.6)      11.1     11.5
Deferred income taxes:
     Federal taxes..........................    (23.9)     (11.0)   (13.8)
     State and local taxes..................     (5.8)       2.7     (3.3)

                                                (29.7)      (8.3)   (17.1)

                                               $(31.3)    $  2.8   $ (5.6)


     The effective income tax rate (expense) benefit varied from the expected expense (benefit), based upon application of the Federal statutory income tax rate, as follows:

                                                 1996      1995     1994
Expected tax (expense) benefit...............  $(26.4)     $ 9.0   $ (4.2)
Valuation allowance for deferred tax assets .      --       (6.5)      --
State and local taxes, net of
  federal tax effect.........................    (3.9)       0.7     (1.3)
Goodwill amortization........................    (1.1)      (1.0)    (0.1)
Federal and state tax rate change............      --        0.2       --
Other, net...................................     0.1        0.4       --
                                               $(31.3)    $  2.8    $(5.6)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                           1996     1995
Deferred tax assets:
     Accrued expenses.................................    $ 64.1   $ 66.9
     Property, plant and equipment....................       7.8     19.0
     Net operating loss carryforward benefit..........      76.8     49.8
     Deductible transaction costs.....................       9.8     12.1
     Alternative minimum tax credit prepayment........       1.0      1.0
     Other............................................       0.9      1.6
          Total gross deferred tax assets.............     160.4    150.1
     Valuation allowance for deferred tax assets......    (131.6)   (98.7)

          Net deferred tax assets.....................      28.8     51.4

Deferred tax liabilities:

     Inventories......................................     136.7    138.9
     Debt obligations.................................      27.2     26.0
     Discount on notes................................        --     14.7
     Stock of subsidiaries............................       4.2      4.2
     Other............................................       5.3      2.3
          Total gross deferred tax liabilities........     173.4    186.1
               Net deferred tax liability.............    $144.6   $134.7

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


The net increase in valuation allowance for fiscal 1996 of $32.9 primarily relates to net operating loss deferred tax assets generated in fiscal 1996. The net change in the total valuation allowances for fiscal 1995 was $20.9, $9.9 of which related primarily to the Acquisition and $11.0 of which related to net operating loss deferred tax assets generated in fiscal 1995. It is management's opinion that it is more likely than not that the net deferred tax assets of $28.8 will be realized. At September 29, 1996, the Company has federal regular income tax and alternative tax net operating loss carryforwards for income tax purposes of approximately $205.2 and $50.6 respectively. The net operating loss carry-forwards expire between years 2009 and 2011.


(14)     RELATED PARTY TRANSACTIONS

     In connection with the 1992 Acquisition of Thrifty Corporation from Pacific Enterprises, Thrifty Corporation sold all of the outstanding capital stock of United Merchandising Corp. ("Big 5"), the operator of the Big 5 Sporting Goods chain, to Big 5 Holdings, Inc. Big 5 is a wholly-owned subsidiary of Big 5 Corporation, a Delaware corporation, whose majority stockholder is GEI.

     The Company has provided certain administrative support services to Big 5, Gart and MC and was reimbursed monthly for such services. The Company was reimbursed $0.3 and $2.2 for administrative services in 1995 and 1994, respectively. Sublease revenues from Big 5, Gart and MC amounted to $0.4 in 1996, 1995 and 1994. Additionally, The Company is a guarantor of certain lease obligations for Big 5, Gart and MC which leases currently require aggregate annual rent payments of approximately $8.5.

     In consideration with the Acquisition, the Company entered into a ten year Management Services Agreement (the Agreement) with LGA for management, consulting and financial planning services. The Agreement provided for an annual fee of $1.0 million plus reasonable expenses. The Company paid $0.5, $0.9 and $0.8 in 1996, 1995 and 1994, respectively to LGA under this Agreement. As part of the Recapitalization, the General Services provision of the Agreement was canceled. In consideration of Investment Services provided by LGA in connection with the Recapitalization and the cancellation of the General Services provision of the Agreement, the Company paid LGA an aggregate of $16.3 million. In 1995, the Company paid LGA $0.45 for consulting services associated with obtaining tranch C of the Term Loan. During 1994, the Company paid LGA $15.1 for services related to the Acquisition. Additionally, the Company paid $5.0 to an investment banking firm that held 6% of The Company's voting stock for its services related to the Acquisition.

     During fiscal 1994, Kmart billed the Company $20.5 for imported merchandise and $0.4 for various administrative services, $20.4 of which was paid to Kmart during fiscal 1995. During fiscal 1995 the Company also purchased pharmacy files and inventories from Kmart for $0.2. In addition, pursuant to the Purchase and Sale Agreement related to the Acquisition, the Company received $4.3 in fiscal 1995 as an adjustment of the purchase price related to income taxes.


(15)     COMMON STOCK AND PREFERRED STOCK

      The Company's authorized capital stock includes Preferred Stock, Class A and Class B common shares. All classes of stock have voting rights. However, preferred stock holders may not vote for Class B directors so long as any shares of Class B common stock are issued and outstanding and there is more than one class of the Corporation's common stock outstanding. Holders of Class A common stock have the right to elect 5 out of 7 board members with holders of Class B common stock electing the remaining members.

     Pursuant to the 1992 Management Equity Plan (the "1992 Management Plan"), the Company sold 1,800,000 shares and granted 90,000 shares of its Class A common stock to Thrifty

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


employees ("Management Shares"). The Management Shares were subject to the provisions of its Management Subscription and Stockholders Agreement (the"Management Agreement") which allowed the shares to be put to the Company by management or called by the Company under certain circumstances in the event of termination of employment. The shares could have been put or called at $1.67 per share, book value per share or fair market value or certain combinations thereof, depending on the timing and circumstances of termination of employment. In fiscal 1993, the Company acquired 836,400 shares of Class A common stock issued under the 1992 Management plan for $1.4 and reissued 216,000 and 156,000 of such Management Shares from its treasury stock in fiscal 1993 and fiscal 1994, respectively.

    In a separate but related transaction to the Acquisition, the Company offered to repurchase and terminate up to 64% of the aggregate number of shares of common stock and options, held by each officer or employee of the Company prior to the Acquisition (or 100% if less than 6,000 in the aggregate) at $10.50 a share (net of the $1.67 exercise price in the case of the options). In total, $7.6 was paid to such persons for Class A stock and $2.2 for canceled options, exclusive of the amount attributed to the distribution to the Company's pre-Acquisition stockholders. The remaining Class A stock retained by such persons will no longer be subject to "puts" and "calls" and all remaining options are fully vested.

    As part of the Acquisition, the Company's pre-Acquisition common stockholders and option holders received a distribution (or, in the case of option holders, payments consisting of a combination of cash, Senior Notes and Class B stock in lieu of such distribution) consisting of (1) cash of $66.3, (2) Senior Notes with a face value of $50.0 issued at a discount of $11.9, (3) the capital stock of Gart and MC which had a net book value of $44.6, and (4)282,035 shares of Class B stock recorded at $0.0. A total of $5.2 consisting of the $2.2 paid to management for canceled options and a $3.0 payment to management option holders, in lieu of distribution, was charged to compensation expense in fiscal 1994. In addition, all outstanding shares of the Company's Series A - 9% Cumulative Redeemable Preferred Stock were redeemed at an aggregate cost of $22.9 which included payment of accrued dividends of $2.9.

    Effective October 19, 1994, the Board of Directors of the Company adopted the 1994 Management Equity Plan ("1994 Management Plan"). The 1994 Management Plan provides for the sale to key employees shares of the Company's common stock and for the grant to key employees, options to purchase such shares. A maximum of 3,600,000 shares of Class A common stock and 7,200,000 shares of Class B common stock are available for issuance under the 1994 Management Plan. Purchases of shares are made by means of a combination of cash and recourse and non-recourse notes. The promissory notes are secured by a pledge of all the shares purchased by the individual, are due five years from the date of issuance and bear interest at 8% per annum. Generally, options granted will vest in installments of 20% per annum over a five year period.

     In fiscal 1996, the Company adopted a Non-Employee Director stock option plan. The terms of the plan include granting options to acquire 30,000 shares of Class B stock at the initial public offering price of $14.00, subject to vesting, to the two existing Non-Employee Directors at the effective date of the Company's initial public offering. In addition, the terms of the plan provide that on the date of each of the Company's annual stockholders' meeting after January 1, 1997, each non-management director will receive options to acquire 10,000 shares of Class B stock, subject to vesting, which options will have an exercise price equal to the market price of the Class B stock on the date such options are granted.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)

    Activity under the option plans is summarized below:

                                               Class A    Class B
                                                Stock      Stock
Options outstanding - October 3, 1993.......   310,200          --
 Options granted ...........................    99,000          --
 Options exercised .........................        --          --
 Options canceled ..........................  (253,296)         --
                                             ----------  ---------
Options outstanding - October 2, 1994 ......   155,904          --
 Options granted ...........................   980,280   1,456,440
 Options exercised .........................        --          --
 Options canceled ..........................        --    (160,800)
                                             ----------  ---------
Options outstanding - October 1, 1995 ...... 1,136,184   1,295,640
 Options granted ...........................        --   1,224,100
 Options exercised .........................        --          --
 Options canceled ..........................   (62,328)   (157,346)
                                             ----------  ---------
Options outstanding - September 29, 1996 ... 1,073,856   2,362,394
                                             ==========  =========

    Exercise prices on outstanding options are $1.67 per share for 154,176 Class A share options and $10.50 and $14.17 per share for fifty-percent each of the remaining Class A share options, and $4.17 for 12,190 shares, $10.50 for 563,052 shares, $12.50 for 110,100 shares, $14.00 for 1,104,000 shares, $14.17 for
563,052 shares and $16.75 for 10,000 shares of Class B share options. At September 29, 1996, 548,016 options for Class A shares and 518,256 options for Class B shares were exercisable. In fiscal 1995, the Company issued 571,608 shares of Class B stock at $10.5 per share under the 1994 Management Plan, receiving notes in the amount of $4.2, a reduction of employee benefit obligations of $1.2, $0.4 in cash and the cancellation of $0.2 in Senior Notes. In fiscal 1996, the Company issued 18,000 shares of Class B stock at $10.5 per share, receiving notes in the amount of $0.2.

    In fiscal 1996 the Company issued a warrant to purchase 75,000 Class B common shares to an outside consultant at $14.00 per share. The warrant was exercisable upon issuance.

    In conjunction with the issuance of the Senior Subordinated Notes, 1,710,000 shares of Class B stock were issued to note holders. As consideration for these shares, the Company received $32.0.

    As part of the 1992 Acquisition, the Company issued a warrant to PE to purchase 1,789,998 shares of the Company's common stock at $1.67 per share and 133,332 shares of the Company's Series A - 9% Cumulative redeemable Preferred Stock at $16.67 per share. In connection with the Acquisition, this warrant was canceled for cash consideration of $10.3 and the release of certain indemnification claims against PE.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


(16)     SUBSEQUENT EVENT

     On December 12, 1996, the Company was merged into Rite Aid Corporation (Rite Aid), ("the Merger"). Pursuant to the Merger, each share of the Company's common stock was converted into a right to receive 0.65 shares of common stock of Rite Aid. In addition, all outstanding options and the warrant for the Company's common stock vested and converted to rights to receive cash for the difference between the respective exercise price of the underlying option or warrant and 65 percent of the closing price of Rite Aid's common stock at December 12, 1996. At the effective time of the Merger, the 1994 Management Equity Plan and the Non-Employee Director Stock Option Plan were terminated.

     In connection with the Merger, the Company's obligation under its outstanding term loan and revolving working capital line of credit agreement (approximately $718.1 in aggregate principal at December 12, 1996), and the conversion of outstanding options and the warrant into cash ($46.3), were paid for by Rite Aid with the Company realizing an inter-company debt obligation to Rite Aid.

     As a result of the Merger, the Company is obligated to offer to repurchase all outstanding 12 1/4% Senior Subordinate Notes due 2004 (the "Sub Debt") at 101% of the principal amount thereof (the Event Risk Price"). However, prior to the announcement of the Merger, the Sub Debt traded at prices above the Event Risk Price and since that announcement, the Sub Debt has generally traded at higher levels. On December 23, 1996 a subsidiary of Rite Aid made an offer to purchase the Sub Debt for cash at a price per $1,000 in Note principal to be determined by reference to a fixed spread of 35 basis points over the yield (on a date three business days prior to the expiration of the offer) of the 7% U.S. Treasury Note due April 15, 1999, plus accrued and unpaid interest on the Notes. In connection with the offer, the Rite Aid subsidiary is also soliciting consents to amend the Indenture pursuant to which the Sub Debt was issued, which amendments would eliminate substantially all of the covenants, and certain events of default, in the Indenture, other than covenants (and related defaults) to pay interest and principal on the Sub Debt when due.

                 THRIFTY PAYLESS HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


(17)     QUARTERLY INFORMATION (UNAUDITED)

                                   First        Second        Third         Fourth
                                  Quarter      Quarter       Quarter       Quarter        Annual
                                 ---------    ---------     ---------     ---------     ---------
FOR THE 52 WEEK PERIOD ENDED
SEPTEMBER 29, 1996
Net sales......................  $ 1,307.1    $ 1,123.1     $ 1,213.4     $ 1,155.3     $ 4,798.9
Gross profit...................      360.8        290.9         318.1         311.6       1,281.4
Net income (loss) from
 continuing operations to
 common shareholders...........  $    24.7    $   (10.4)    $     9.8     $    19.9     $    44.0
Earnings (loss) from
 continuing operations per
 Class A and B common share....  $     0.70   $    (0.30)   $     0.18    $     0.33    $     0.95

FOR THE 52 WEEK PERIOD ENDED
OCTOBER 1, 1995
Net sales......................  $ 1,301.5    $ 1,098.0     $ 1,172.7     $ 1,086.6     $ 4,658.8
Gross profit...................      363.7        286.5         312.6         283.0       1,245.8
Net income (loss) from
 continuing operations to
 common shareholders...........  $    17.6    $   (12.2)    $    (1.4)    $   (26.8)    $   (22.8)
Earnings (loss) from
 continuing operations per
 Class A and B common share....  $     0.50   $    (0.35)   $    (0.04)   $    (0.76)   $    (0.65)

FOR THE 52 WEEK PERIOD ENDED
OCTOBER 2, 1994 (A)
Net sales......................  $   556.6    $   497.5     $ 1,024.4     $ 1,084.8     $ 3,163.3
Gross profit...................      141.3        129.0         275.8         306.1         852.2
Net income (loss) from
 continuing operations to
 common shareholders...........  $     5.9    $    (3.3)    $     1.1     $     1.7     $     5.4
Earnings (loss) from
 continuing operations per
 Class A and B common share....  $     0.31   $    (0.20)   $     0.03    $     0.05    $     0.20

--------------------------
(A) Fiscal 1994 net income (loss) and earning amounts are net of preferred stock accretion.

Item 7.  (b)      Pro forma financial information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

Introduction to pro forma condensed consolidated financial data.

The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the 39 weeks ended November 30, 1996 and the fiscal year ended March 2, 1996 present unaudited pro forma operating results for the Company as if the Thrifty PayLess Merger and the other transactions described in the next paragraph (the "Pro Forma Transactions") had occurred as of the beginning of the periods presented. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Pro Forma Transactions had occurred as of November 30, 1996. The excess of the purchase price of Thrifty PayLess over the net identifiable assets and liabilities of Thrifty PayLess is reported as goodwill. The carrying values of Thrifty PayLess' net assets are assumed to equal their fair values for purposes of these unaudited pro forma condensed consolidated financial statements unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. These values are subject to revision following the results of any appraisals after consummation of the Thrifty PayLess Merger and related transactions.

The Pro Forma Transactions are: (i) the Thrifty PayLess Merger, which is accounted for under the purchase method of accounting; (ii) the establishment by the Company of a new credit facility (the "Credit Facility") with a syndicate of commercial banks that provides for loans in the aggregate amount of $1.0 billion (which loan commitment was reduced to $500.0 million in January
1997); (iii) the payment of $817.7 million of outstanding Thrifty PayLess debt, the conversion of outstanding Thrifty PayLess stock options into cash upon consummation of the Thrifty PayLess Merger (estimated at $46.3 million) and the payment of certain fees and expenses relating to the Thrifty PayLess Merger (estimated at $30.0 million), through the issuance by the Company of commercial paper and subsequently repaid through the issuance of the securities, each as more fully described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data; and (iv) the planned disposition of all 270 of Rite Aid stores in Alabama, Florida, Georgia and North and South Carolina (the "Southeast Dispositions"), the divestiture of Bi-Mart subsequent to the Thrifty PayLess Merger and other adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. While the pro forma adjustments are based upon certain assumptions the Company considered reasonable in the circumstances, final amounts will differ from those set forth in the following unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated financial data does not reflect any synergies expected to be realized after the Thrifty PayLess Merger (because their realization cannot be assured) or costs related to the Southeast Dispositions (as such costs are non-recurring). The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data describe other adjustments related to the Thrifty PayLess Merger.

THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE THRIFTY PAYLESS MERGER AND OTHER TRANSACTIONS DESCRIBED HEREIN BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF THE FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE COMPANY FOLLOWING THE THRIFTY PAYLESS MERGER.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with each of the consolidated financial statements of the Company and Thrifty PayLess and the related notes thereto contained in (i) the Company's Annual Report on Form 10-K for the year ended March 2, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996, and
(iii) Thrifty PayLess' audited financial statements for the year ended
September 29, 1996, which are included herein.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE 39 WEEKS ENDED NOVEMBER 30, 1996
                (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                RITE AID      THRIFTY PAYLESS
                             39 WEEKS ENDED    39 WEEKS ENDED
                              NOVEMBER 30,      SEPTEMBER 29,        PRO FORMA          PRO FORMA
                                  1996              1996            ADJUSTMENTS          COMBINED
                            ---------------   ---------------    ---------------      ---------------
Net sales.................  $       4,313.0   $       3,491.8    $            --      $       7,804.8
Cost of goods sold,
 including occupancy
 costs....................          3,185.5           2,571.2                 --              5,756.7
Selling, general and
 administrative
 expenses.................            883.1             808.8               16.9(a)           1,708.8
Interest expense..........             57.9              79.5              (30.0)(b)            108.2
                                                                              0.8(c)
Nonrecurring charge
 related to
 the attempted
 acquisition of Revco
 D.S. Inc.................             16.1                --                 --                 16.1
                            ---------------   ---------------    ---------------      ---------------
                                    4,142.6           3,459.5              (12.3)             7,589.8
                            ---------------   ---------------    ---------------      ---------------
Income (loss) from
 continuing operations
 before income taxes(1)...            170.4              32.3               12.3                215.0
Income taxes (benefit)....             65.1              13.0               11.2(d)              89.3
                            ---------------   ---------------    ---------------      ---------------
Net income (loss)(1)......  $         105.3   $          19.3    $           1.1      $         125.7
                            ===============   ===============    ===============      ===============
Average shares
 outstanding..............       83,891,000        59,502,000        (20,826,000)(k)      122,567,000
Earnings (loss) per
 share(1).................  $          1.26   $          0.32    $            --      $          1.03
                            ===============   ===============    ===============      ===============

- --------

(1) For Thrifty PayLess, excludes extraordinary loss from early extinguishment of debt.


    See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                 Financial Data.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE FISCAL YEAR ENDED MARCH 2, 1996
                (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                              THRIFTY PAYLESS
                                RITE AID       52 WEEKS ENDED
                            52 WEEKS ENDED      DECEMBER 31,        PRO FORMA            PRO FORMA
                             MARCH 2, 1996          1995            ADJUSTMENTS           COMBINED
                            ---------------   ---------------    ---------------      ---------------
Net sales.................. $       5,446.0   $       4,664.5    $            --      $      10,110.5
Cost of goods sold,
 including occupancy
 costs.....................         4,017.4           3,435.1                 --              7,452.5
Selling, general and
 administrative
 expenses..................         1,104.1           1,100.7               22.5(a)           2,227.3
Interest expense...........            68.3             139.5              (71.6)(b)            137.2
                                                                             1.0(c)
                            ---------------   ---------------    ---------------      ---------------
                                    5,189.8           4,675.3              (48.1)             9,817.0
                            ---------------   ---------------    ---------------      ---------------
Income (loss) from
 continuing operations
 before income taxes(1)...            256.2             (10.8)              48.1                293.5
Income taxes..............             97.3               5.0               27.0(d)             129.3
                            ---------------   ---------------    ---------------      ---------------
Net income (loss)(1)......  $         158.9   $         (15.8)   $          21.1      $         164.2
                            ===============   ===============    ===============      ===============
Average shares outstand-
 ing......................       83,808,000        59,502,000        (20,826,000)(k)      122,484,000
Earnings (loss) per
 share(1).................  $          1.90   $         (0.27)                --      $          1.34
                            ===============   ===============    ===============      ===============

- --------

(1) For Thrifty PayLess, excludes extraordinary loss from early extinguishment of debt.


    See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                 Financial Data.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF NOVEMBER 30, 1996
                                  (IN MILLIONS)

                                                                                            PRO FORMA
                                 RITE AID       THRIFTY PAYLESS                            ADJUSTMENTS
                               NOVEMBER 30,      SEPTEMBER 29,          PRO FORMA              FOR           PRO FORMA
                                   1996              1996              ADJUSTMENTS        DISPOSITIONS(N)     COMBINED
                               ------------     ---------------        -----------        ---------------    ---------
ASSETS
Cash .....................       $    8.7           $    5.6           $     --              $   (2.0)        $   12.3
Accounts receivable,
 net .....................          261.9              106.9                 --                 (18.8)           350.0
Inventories ..............        1,345.1            1,160.0               28.0 (e)            (164.2)         2,368.9
Other current assets .....           41.0               33.1                 --                  (2.5)            71.6
Current assets,
 dispositions ............             --                 --                 --                 187.5            187.5
                                 --------           --------           --------              --------         --------
Total current assets .....        1,656.7            1,305.6               28.0                    --          2,990.3
                                 --------           --------           --------              --------         --------
Property, plant &
 equipment, net ..........        1,214.1              557.4              123.0 (l)             (63.2)         1,831.3
Intangible assets, net....          376.9              130.9            1,012.3 (f)              (6.6)         1,513.5
Other noncurrent assets...           99.2               51.1                8.9 (g)              (3.0)           166.5
                                                                          (18.3)(g)
                                                                           28.6 (h)
Noncurrent assets,
 dispositions ............             --                 --                7.7 (h)              72.8             80.5
                                 --------           --------           --------              --------         --------
  Total assets ...........       $3,346.9           $2,045.0           $1,190.2              $     --         $6,582.1
                                 ========           ========           ========              ========         ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Short-term debt and
 current maturities of
 long-term debt ..........       $   65.0           $   28.1           $  (28.1)(i)          $     --         $   65.0
Accounts payable .........          310.3              366.9                 --                 (35.6)           641.6
Other current
 liabilities and
 deferred taxes ..........          157.9              418.5               24.0 (j)             (20.7)           684.7
                                                                          105.0 (m)
Other current
 liabilities,
 dispositions ............             --                 --                 --                  56.3             56.3
                                 --------           --------           --------              --------         --------
  Total current
   liabilities ...........          533.2              813.5              100.9                    --          1,447.6
                                 --------           --------           --------              --------         --------
Long-term debt, net ......        1,536.8              794.4               76.3 (i)              (5.4)         2,430.2
                                                                           28.1 (i)
Deferred taxes ...........          113.9              (36.3)              10.8 (h)             (13.6)           103.4
                                                                           28.6 (h)
Other long-term
 liabilities .............             --               73.8                 --                    --             73.8
Noncurrent liabilities,
 dispositions ............             --                 --                7.7 (h)              19.0             26.7
Common stock .............           90.4                0.6               38.1 (k)                --            129.1
Additional paid-in
 capital .................           63.2              503.1              795.6 (k)                --          1,361.9
Retained earnings ........        1,114.6              (93.8)              93.8 (k)                --          1,114.6
Cumulative pensions
 liability adjustments               (0.4)                --                 --                    --             (0.4)
Treasury stock ...........         (104.8)             (10.3)              10.3 (k)                --           (104.8)
                                 --------           --------           --------              --------         --------
  Total stockholders'
   equity ................        1,163.0              399.6              937.8                    --          2,500.4
                                 --------           --------           --------              --------         --------
Total liabilities and
stockholders' equity .....       $3,346.9           $2,045.0           $1,190.2              $     --         $6,582.1
                                 ========           ========           ========              ========         ========

    See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                 Financial Data.

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED FINANCIAL DATA

BASIS OF CONSOLIDATION

Thrifty PayLess' most recent audited fiscal year data, included in this Form 8-K, is for the year ended September 29, 1996. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended March 2, 1996, the Company's historical information is from the fiscal year ended March 2, 1996, and the results of operations for Thrifty PayLess are for the 52 weeks ended December 31, 1995. For purposes of the interim Unaudited Pro Forma Condensed Consolidated Statement of Operations for the 39 weeks ended November 30, 1996, the results of operations for the 39-week period ended November 30, 1996 were used for the Company, and the results of operations for the 39-week period ended September 29, 1996 were used for Thrifty PayLess.

As a result of its planned installation of standardized store systems in all Thrifty PayLess locations, and combining and standardizing various administrative support functions such as marketing, advertising, accounting and management information systems, the Company's management expects to operate the combined operations of the Company and Thrifty PayLess with a more efficient overhead expense structure than each of the two entities operating on a stand-alone basis. The Company also expects to achieve cost reductions as a result of increased purchasing power derived from the combination of the two companies. However, for purposes of the Unaudited Pro Forma Condensed Consolidated Statements of Operations, these and other potential synergies in overhead expenses have not been reflected because their realization cannot be assured.

DETERMINATION AND ALLOCATION OF PURCHASE PRICE

At the effective time of the Thrifty PayLess Merger, all of the outstanding shares of Thrifty PayLess Common Stock were converted into the Company's Common Stock at the exchange ratio of 0.65 shares of the Company's Common Stock for each outstanding share of Thrifty PayLess Common Stock. The following table sets forth the purchase price (in millions) based on an assumed $34.58 per share market value, which amount is the average closing price for the Company's Common Stock over a reasonable period of time before and after the two companies reached agreement on the purchase price and the proposed transaction was announced on October 14, 1996.

   Market value of shares of the Company's Common Stock issued in the
   Thrifty PayLess Merger................ ...........................  $1,337.4
   Transaction costs.................................................      30.0
   Payment for outstanding Thrifty PayLess stock options.............      46.3
                                                                       --------
     Pro forma purchase price........................................  $1,413.7
                                                                       ========

   The Thrifty PayLess Merger will be accounted for as a purchase. The preliminary allocation of the pro forma purchase price by the Company is as follows (in millions):

   Pro forma purchase price........................................... $1,413.7
   Equity acquired....................................................   (399.6)
                                                                       --------
       Unallocated pro forma purchase price........................... $1,014.1
                                                                       ========
   Pro forma purchase price allocation
     Fixed assets..................................................... $  123.0
     Merger liabilities...............................................   (105.0)
     Inventory........................................................     28.0
     Goodwill.........................................................  1,012.3
     Other............................................................    (44.2)
                                                                       --------
       Total.......................................................... $1,014.1
                                                                       ========

PRO FORMA ADJUSTMENTS

(a) Amortization of the estimated goodwill relating to the Thrifty PayLess Merger of $1,012.3 million over a 40-year period ($1,012.3 million / 40
    = $25.3 million). The historical goodwill reflected on the Thrifty PayLess balance sheet was being amortized over a 15-year period at $3.9 million per year. The remaining balance of $45 million of goodwill will be reconstituted as new goodwill and amortized over a 40-year period ($45 million / 40 = $1.1 million). Accordingly, the pro forma incremental charge to goodwill is $22.5 million ($25.3 million + $1.1 million - $3.9 million). The pro forma adjustment for the 39-week period ended November 30, 1996 represents three-fourths of the annualized pro forma adjustment amount.

(b) Reflects the net pro forma additional interest expense on the Company's total borrowings and the reversal of Thrifty PayLess' historical debt discount and fee amortization. The pro forma additional Company's borrowings consist of $350 million of 6.7% five-year notes; $350 million of 7.125% ten-year notes; and $300 million of 7.7% 30-year debentures.


(c) Reflects pro forma amortization of estimated financing fees for the Credit Facility of $0.2 million and debt issuance costs of the Offered Debt Securities of approximately $8.7 million amortized over the estimated five-, ten- and 30-year lives of the respective debt issuances ($2.3 million at five years, $2.8 million at 10 years and $3.6 million at 30 years). The pro forma adjustment for the 39-weeks ended November 30, 1996 represents three-fourths of the annualized pro forma adjustment amount.

    The pro forma combined interest expense reflects the difference between the interest rates currently available to the Company and the historical rates of interest paid by Thrifty PayLess.

(d) Income taxes have been calculated based on the Company's effective statutory rate for the respective periods. Amortization of goodwill is not deductible for tax purposes.

(e) Reflects the pro forma adjustment to value the inventory at fair market value. The Company believes the adjusted carrying values represent estimated selling prices of merchandise inventories less the sum of costs of disposal and a reasonable profit allowance. This value is subject to revisions pending completion of physical inventories.

(f) Records pro forma purchase price allocation to goodwill for excess of purchase price over net assets and direct costs of the transaction, primarily financial advisory and legal fees. Based on the purchase of all of the outstanding shares of Thrifty PayLess Common Stock (approximately 59,502,000 shares) converted into the Company's Common Stock at an exchange ratio of 0.65 (approximately 38,676,000 shares) valued at a market price of $34.58 for the Company's Common Stock.

(g) Records the estimated $8.9 million in financing fees for the Credit Facility and issuance of $1,000.0 million of securities (see Note (b)) and removes Thrifty PayLess' unamortized debt issue costs of $18.3 million.

(h) Reclassifies the Thrifty PayLess historical net deferred tax assets and records the deferred tax impact of the fair value adjustment to inventory.

(i) The pro forma adjustment to indebtedness reflects borrowings of $76.3 million related to conversion of outstanding Thrifty PayLess stock options and the payment of certain fees and expenses related to the Thrifty PayLess merger. In addition, current maturities of long-term debt are adjusted to reflect the changes in capitalization.

(j) Records pro forma premium on assumed purchase of Sub Debt.

(k) Records the issuance of 38,676,000 shares of the Company's Common Stock at $34.58 per share at the 0.65 exchange ratio and the elimination of Thrifty PayLess' equity accounts.

(l) Records the fair value adjustments for Thrifty PayLess' fixed assets.

(m) The Company estimates that expenses associated with closing Thrifty PayLess' corporate headquarters, severance and retention costs of employees, and other merger costs will be $105 million. These costs will be recorded as a liability assumed in the Thrifty PayLess Merger. There can be no assurance, however, that the amount of such charges will not increase as the Company's integration plan is further developed and more accurate estimates become available.

(n) The pro forma adjustments for the Southeast Dispositions and expected Bi-Mart divestiture represent the reclassification of the Company's stores being divested in Alabama, Georgia, Florida, North Carolina and South Carolina, and the proposed divestiture of the Thrifty PayLess' Bi-Mart stores. The table below presents the balances for the respective dispositions. The Company estimates that it will receive approximately $200 million from the sale of stores in the Southeast Dispositions and between $60 to $80 million from the sale of Thrifty PayLess' Bi-Mart stores.



                                                                BI-
                                                   RITE AID     MART       TOTAL
                                                   --------    ------     -------
   ASSETS
   Cash..........................................  $  (2.0)    $  --      $  (2.0)
   Accounts receivable...........................    (13.1)      (5.7)      (18.8)
   Inventories...................................    (83.8)     (80.4)     (164.2)
   Other current assets..........................     (1.3)      (1.2)       (2.5)
                                                   -------     ------     -------
     Total current assets........................  $(100.2)    $(87.3)    $(187.5)
                                                   =======     ======     =======
   Property and equipment, net...................  $ (53.2)    $(10.0)    $ (63.2)
   Intangible assets, net........................     (6.6)       --         (6.6)
   Other noncurrent assets.......................      --        (3.0)       (3.0)
                                                   -------     ------     -------
     Total noncurrent assets.....................  $ (59.8)    $(13.0)    $ (72.8)
                                                   =======     ======     =======
   LIABILITIES
   Accounts payable..............................  $  (3.3)    $(32.3)    $ (35.6)
   Other current liabilities and deferred taxes..     (4.0)     (16.7)      (20.7)
                                                   -------     ------     -------
     Total current liabilities...................  $  (7.3)    $(49.0)    $ (56.3)
                                                   =======     ======     =======
   Long-term debt................................  $  (0.6)    $ (4.8)    $  (5.4)
   Deferred taxes................................    (21.3)       7.7       (13.6)
                                                   -------     ------     -------
     Total noncurrent liabilities................  $ (21.9)    $  2.9     $ (19.0)
                                                   =======     ======     =======